UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Rudolph Technologies, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 24, 2005

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of Rudolph Technologies, Inc. (the “Company”), a Delaware corporation, will be held on May 24, 2005 at 10:00 a.m., local time, at the Company’s principal executive offices, located at One Rudolph Road, Flanders, New Jersey, 07836, for the following purposes:

1.    To elect two Class III directors to serve for three-year terms expiring upon the 2008 Annual Meeting of Stockholders or until their successors are elected;

2.    To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2005; and

3.    To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Included in the mailing of this Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Only stockholders of record at the close of business on April 7, 2005 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

FOR THE BOARD OF DIRECTORS

STEVEN R. ROTH

Secretary

Flanders, New Jersey

April 25, 2005

RUDOLPH TECHNOLOGIES, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Rudolph Technologies, Inc. (the “Company”) for use at the 2005 Annual Meeting of Stockholders to be held May 24, 2005 at 10:00 a.m., local time (the “Annual Meeting”), or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive offices, located at One Rudolph Road, Flanders, New Jersey, 07836. The Company’s telephone number is (973) 691-1300.

These proxy solicitation materials and the Company’s Annual Report to Stockholders for the year ended December 31, 2004, including financial statements, were mailed on or about April 25, 2005 to stockholders entitled to vote at the meeting.

Record Date and Voting Securities

Stockholders of record at the close of business on April 7, 2005 (the “Record Date”) are entitled to notice of and to vote at the meeting. At the Record Date, 16,861,060 shares of the Company’s Common Stock, $0.001 par value, were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

Each stockholder of record is entitled to one vote for each share of Common Stock owned by such stockholder on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

Quorum; Abstentions; Broker Non-votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR”, “AGAINST” or “WITHHOLD AUTHORITY” with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Under current Delaware case law, while broker non-votes (i.e. the votes of shares held of record by brokers as to which the underlying beneficial owners have given no voting instructions) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner.

Deadlines for Submission of Stockholder Proposals for 2006 Annual Meeting

Stockholders of the Company are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission (the “SEC”) and the Bylaws of the Company. Stockholders wishing to present a proposal at the Company’s 2006 Annual Stockholder Meeting must submit such proposal in writing to the Company no later than by December 26, 2005 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under the Company’s Bylaws, a stockholder wishing to make a proposal at the 2006 Annual Stockholder Meeting must submit such a proposal in writing to the Company no later than March 11, 2006. The Nominating and Governance Committee will consider qualified director nominees recommended by stockholders. Our process for receiving and evaluating Board member nominations from our stockholders is described below under the caption “Nominating and Governance Committee.”

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Rudolph Technologies is committed to sound and effective corporate governance practices. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The major components of our corporate governance practices are described below.

Codes of Ethics

We have adopted a Code of Business Conduct and Ethics and a Financial Code of Ethics that set forth principles to guide all employees, executive officers and directors and establish procedures for reporting any violations of these principles. These may be found on our website at http://www.rudolphtech.com/ir/index.html or may be requested by writing to Rudolph Technologies, Inc., Attention: Investor Relations, One Rudolph Road, P.O. Box 1000, Flanders, New Jersey 07836. The Company will disclose any amendment to its codes of ethics or waiver of a provision of its codes of ethics applicable to its officers, including the name of the officer to whom the waiver was granted, on our website at www.rudolphtech.com, on the Investor Relations page.

Board Meetings and Committees

The Board of Directors of the Company held a total of four meetings during 2004. No director attended fewer than 75% of the meetings of the Board of Directors and the committees upon which such director served. While the Company does not currently have a formal policy regarding the attendance of directors at the annual meeting of stockholders, directors are encouraged to attend. All members of the Board of Directors attended the 2004 Annual Meeting of Stockholders. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has adopted a written charter. The charters of these committees have been recently amended to comply with rules recently adopted by the SEC and the NASDAQ stock market on which our stock is listed (“Nasdaq”).

Board Independence

The Board makes an annual determination as to the independence of each of our Board members under the current standards for “independence” established by Nasdaq and the SEC. The Board has determined that the following members of the Board, consisting of a majority of the Board, satisfy these independence standards: David Belluck, Paul Craig, Carl E. Ring, Jr., Richard F. Spanier, Thomas G. Greig and Aubrey C. Tobey. In addition, on four occasions during 2004, our Board met in executive sessions in which solely the independent Board members were present.

Audit Committee

We have an Audit Committee that assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements and with our compliance with legal and regulatory requirements. Specifically, the Audit Committee recommends engagement of the Company’s independent registered public accountants, and is primarily responsible for approving the services performed by the Company’s independent registered public accountants and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. The report of our Audit Committee is found below under the caption “AUDIT COMMITTEE REPORT.”

The Audit Committee is governed by its own charter that sets forth its specific responsibilities and the qualifications for membership to the committee. The charter of the Audit Committee is attached as Appendix A to our Proxy Statement filed with the SEC in connection with our 2004 Annual Meeting of Stockholders and is also available on our website at www.rudolphtech.com, on the Investor Relations page. In 2004, the Audit Committee was composed of Directors David Belluck, Daniel H. Berry, Carl E. Ring, Jr. and Aubrey C. Tobey and held five meetings. The Board has determined that David Belluck, Carl E. Ring, Jr. and Aubrey C. Tobey meet the requirements for membership to the Audit Committee set forth by Nasdaq and the SEC, including that they be “independent.” The Board has also determined that Daniel H. Berry meets the SEC and Nasdaq Audit Committee requirements except that he does not meet the “independence” requirement under the Nasdaq listing requirements by virtue of the fact that he received a consulting fee from the Company in excess of $60,000 in 2003. During 2003, the Company paid to Daniel H. Berry compensation totaling $76,687.50 for services rendered in assisting the Company in the integration of ISOA, Inc. which had been acquired in the third quarter of 2002. In accordance with an exception to the “independence” requirement, the Board has concluded that Daniel H. Berry’s membership on the Audit Committee is required by the best interests of the Company and its stockholders because of, among other things, his prior service on the Company’s Audit Committee, his experience in accounting and internal control matters and his background in the semiconductor industry and other executive positions and the fact that the amount of compensation paid in 2003 to Mr. Berry in excess of the Nasdaq $60,000 independence threshold is de minimus in nature.

The Board has determined that David Belluck meets the definition of an “Audit Committee Financial Expert” under SEC rules, and also has the level of financial sophistication required of at least one member of the Audit Committee under Nasdaq rules.

Compensation Committee

The Compensation Committee has its own charter that sets forth its specific responsibilities, including the establishment of the policies upon which compensation of and incentives for the Company’s executive officers will be based, the review and approval of the compensation of the Company’s executive officers, and the administration of the Company’s stock option and stock purchase plans. The charter of the Compensation Committee is available on our website at www.rudolphtech.com, on the Investor Relations page.

The Compensation Committee is currently composed of Directors Daniel H. Berry, Paul Craig and Carl E. Ring, Jr. and held one meeting during the last year. The Board has determined that Paul Craig and Carl E. Ring, Jr. meet the requirements for membership on the Compensation Committee, including the independence requirements of Nasdaq. Daniel H. Berry also meets such requirements except that he does not meet the “independence” requirement because of his receipt of a consulting fee from the Company in excess of $60,000 in 2003 as discussed above. In accordance with an exception to the “independence” requirement, the Board has concluded that Daniel H. Berry’s membership on the Compensation Committee is required by the best interests of the Company and its stockholders because of, among other things, his prior service on the Company’s Compensation Committee and his experience with the Company’s compensation plans and policies.

The Compensation Committee’s Report is set forth below under the caption “COMPENSATION COMMITTEE REPORT.”

Nominating and Governance Committee

Like the other committees of the Board, the Nominating and Governance Committee has its own charter that outlines its responsibilities. These responsibilities include identifying prospective director nominees and recommending to the Board director nominees for the next annual meeting of stockholders and replacements of a director in the event a director steps down. The Nominating and Governance Committee also recommends to the Board director nominees for the Audit and Compensation Committees. The charter of the Nominating and Governance Committee is available on our website at www.rudolphtech.com, on the Investor Relations page.

The Nominating and Governance Committee is currently composed of Directors David Belluck, Richard F. Spanier, Aubrey C. Tobey and Thomas G. Greig and held four meetings during the last year. The Board has determined that all of these directors meet the requirements for membership to the Nominating and Governance Committee, including the independence requirements of Nasdaq.

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to grasp complex principles of business, finance, international transactions and semiconductor metrology technologies. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee also takes into consideration their prior contributions to and performance on the Board and their record of attendance.

The Nominating and Governance Committee will consider the above criteria for nominees identified by the Nominating and Governance Committee itself, by stockholders, or through some other source. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination. The Nominating and Governance Committee does not currently use the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, the Committee may use such services in the future, as it deems necessary or appropriate at the time in question.

The Nominating and Governance Committee has a formal policy with regard to consideration of director candidates recommended by the Company’s stockholders. In accordance with the policy, the Committee will consider recommendations and nominations for candidates to the Board of Directors from stockholders of the Company holding no less than 1% of the Company’s securities for at least twelve months prior to the date of the submission of the recommendation or nomination. Stockholders wishing to recommend persons for consideration by the Nominating and Governance Committee as nominees for election to the Company’s Board of Directors can do so by writing to the Office of the General Counsel of the Company at its principal executive offices giving each such person’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement concerning the eligibility and qualifications from the person recommended and of his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The Company’s Bylaws also contain a procedure for stockholder nomination of directors.

Communications with the Board of Directors

We have a formal policy regarding communications with the Board of Directors. Stockholders may communicate with the Board of Directors by writing to them at c/o Rudolph Technologies, Inc., Office of the General Counsel, One Rudolph Road, P.O. Box 1000, Flanders, New Jersey 07836 and such communications will be forwarded to the Board of Directors. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded to such specific directors, as appropriate.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The authorized number of directors is currently established at eight. The Company’s Certificate of Incorporation provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. Currently there are three directors in each of Class I and Class II and two directors in Class III. Each of the three Class I directors will hold office until the 2006 Annual Meeting or until his successor has been duly elected and qualified, and each of the three Class II directors will hold office until the 2007 Annual Meeting or until his successor has been duly elected and qualified. The two Class III directors are to be elected at this Annual Meeting and will hold office until the 2008 Annual Meeting or until their successors have been duly elected and qualified. These directors were approved by the Board for inclusion on this Proxy Statement based on the recommendation of the Nominating and Governance Committee.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s two nominees named below, each of whom is currently a director of the Company. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

The names of the two Class III nominees for director and certain information about each of them are set forth below. The names of, and certain information about, the current Class I and Class II directors with unexpired terms are also set forth below. All information is as of the Record Date.

Name	Age	Position	Director Since
Nominees for Class III Directors:
David Belluck	42	General Partner, Riverside Partners, LLC	1996
Aubrey C. Tobey	79	President, ACT International	1998

Continuing Class II Directors:
Daniel H. Berry	59	Operating Partner, Riverside Partners, LLC	1998
Thomas G. Greig	57	Managing Director, Liberty Capital Partners, Inc.	2003
Richard F. Spanier	65	Retired, Chairman Emeritus	1966
Continuing Class I Directors:
Paul Craig	48	President, Riverside Partners, Inc.	1996
Paul F. McLaughlin	59	Chairman and Chief Executive Officer, Rudolph Technologies, Inc.	1996
Carl E. Ring, Jr.	67	Former Managing Director, Liberty Capital Partners, Inc.	1996

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

Paul F. McLaughlin has served as the Company’s Chairman since January 2000 and Chief Executive Officer and as a director of the Company since June 1996. Mr. McLaughlin holds a B.S. in Metallurgical Engineering from Rensselaer Polytechnic Institute, an M.S. in Metallurgy and Materials Science from Lehigh University and an M.B.A. from Harvard University, Graduate School of Business Administration.

David Belluck has served as one of the Company’s directors since June 1996. Since September 1988, Mr. Belluck has been a General Partner of Riverside Partners, LLC, a private equity investment firm. Mr. Belluck holds a B.A. from Harvard University and an M.B.A. from Harvard University, Graduate School of Business Administration.

Daniel H. Berry has served as one of the Company’s directors since October 1998. Since January 2002, Mr. Berry has been an Operating Partner of Riverside Partners, LLC, a private equity investment firm, and since July 2004 has served as Executive Vice President of Applied Precision, a Riverside portfolio company. From May 1999 to November 2001, he served as President and Chief Operating Officer of Ultratech Stepper, Inc. (presently Ultratech, Inc.), an equipment supplier to the semiconductor industry. Mr. Berry holds a B.S. in Electrical Engineering from the Polytechnic Institute of Brooklyn.

Paul Craig has served as one of the Company’s directors since June 1996. Since February 1988, Mr. Craig has served as President of Riverside Partners, Inc., a private equity investment firm. Mr. Craig holds a B.A. from Harvard University.

Thomas G. Greig has served as one of the Company’s directors since January 2003. Since July 1998, Mr. Greig has been a Managing Director of Liberty Capital Partners, Inc., a private equity investment firm. From December 1985 to July 1998, Mr. Greig was a Managing Director of Donaldson, Lufkin, & Jenrette, Inc., an investment banking firm. Mr. Greig holds a B.S. in Engineering from Princeton University, an M.S.E. in Electrical Engineering from New York University and an M.B.A. from Harvard University, Graduate School of Business Administration. Mr. Greig is currently the Non-Executive Chairman of the Board of Black Box Corporation.

Carl E. Ring, Jr. has served as one of the Company’s directors since June 1996. He was a founding partner of Liberty Partners, L.P., whose general partner is Liberty Capital Partners, Inc., a New York investment management firm, where he served as a Managing Director from September 1992 to October 2001. From June 1991 to September 1992, he was President of Eden, Miller & Co., Incorporated, an investment-banking firm. For more than five years prior thereto, Mr. Ring was a Managing Director of Lehman Brothers Inc., an investment banking and brokerage firm. Mr. Ring holds a B.A. in Mathematics from George Washington University and an M.B.A. from Harvard University, Graduate School of Business Administration. Mr. Ring is currently a director of Monaco Coach Corporation.

Richard F. Spanier has served as Chairman Emeritus of the Company’s Board of Directors since January 2000 and prior to that as the Company’s Chairman of the Board of Directors since September 1966. From September 1966 to June 1996, Dr. Spanier served as the Company’s President and Chief Executive Officer. Dr. Spanier holds a B.S. in Physics, an M.S. in Physical Chemistry and a Ph.D. in Chemical Physics from Stevens Institute of Technology.

Aubrey C. Tobey has served as one of the Company’s directors since October 1998. Since May 1987, Mr. Tobey has served as President of ACT International, a company which provides marketing and management services for high technology companies. Mr. Tobey holds a B.S. in Mechanical Engineering from Tufts University and an M.S. in Mechanical Engineering from the University of Connecticut. Mr. Tobey served as a director of Chartered Semiconductor Manufacturing, Ltd. until May 2003.

Compensation of Directors

Directors who are employees of the Company receive no compensation for their services as members of the Board of Directors. No directors are paid to serve on any of the committees of the Board of Directors.

Directors who are not employees of the Company received cash compensation of $5,000 for attendance at each meeting of the Board of Directors in 2004. Additionally, on July 29, 2003, each non-employee director received an initial stock option grant (“Initial Grant”) to purchase 10,000 shares of Common Stock at an exercise price of $20.41 per share subject to the terms of the Rudolph Technologies, Inc. 1999 Stock Plan. Annually, each non-employee director who continues to serve as a non-employee director through the anniversary date of the Initial Grant will automatically be granted an option to purchase 5,000 shares of Common Stock subject to the terms of the Rudolph Technologies, Inc. 1999 Stock Plan at an exercise price equal to the fair market value per share of the Common Stock on the date of the Board meeting following such anniversary.

Vote Required

The two nominees receiving the highest number of votes of the shares entitled to be voted for them shall be elected as Class III directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon election of directors under Delaware law.

The Company’s Board of Directors unanimously recommends voting “FOR” the nominees set forth herein.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has recommended, and the Board of Directors has approved, the selection of KPMG LLP as independent registered public accountants, to audit the financial statements of the Company for the year ending December 31, 2005 and management’s assessment of and the effectiveness of internal control over financial reporting as of December 31, 2005, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. KPMG LLP has served as the Company’s auditor since 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make statements if they desire to do so and are expected to be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accountants. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2003 and 2004, all services provided by KPMG LLP were pre-approved by the Audit Committee in accordance with this policy.

Fees billed to the Company by KPMG LLP for the years 2004 and 2003

The following table sets forth the approximate aggregate fees billed to Rudolph for the years ending December 31, 2004 and 2003 by KPMG LLP:

	2004	2003
Audit Fees(1)	$655,100	$161,000
Audit-Related Fees(2)	16,750	43,500
Tax Fees(3)	51,700	28,500
All Other Fees	—	—

Total Fees	$723,550	$233,000

(1)	This category consists of aggregate fees billed for the audit of our annual financial statements, audit of internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those calendar years.
(2)	This category consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s annual financial statements and are not reported under “Audit Fees.” These services included fees for accounting consultations and an employee benefit plan audit.
(3)	This category consists of aggregate fees billed for professional services for federal, state and international tax compliance, tax advice and tax planning.

All of the fees listed in the chart above were pre-approved by the Audit Committee, which concluded that the provisions of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

Although ratification by stockholders is not required by law, the Board of Directors is submitting the selection of KPMG LLP for ratification as a matter of good corporate governance. Should the stockholders fail to ratify the appointment of KPMG LLP as independent registered public accountants, Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee may appoint new independent registered public accounting firm at any time during the year if they believe that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of a majority of the Votes Cast will be required to ratify KPMG LLP as the Company’s independent registered public accountants.

The Company’s Board of Directors unanimously recommends voting “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2005.

AUDIT COMMITTEE REPORT

The following is the Audit Committee’s report submitted to the Board of Directors for the year ended December 31, 2004.

The Audit Committee of the Board of Directors has:

•	reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2004 with the Company’s management;

•	discussed with KPMG LLP, the Company’s independent registered public accountants, the matters required to be discussed by Statement of Auditing Standard 61;

•	received the written disclosures and the letter from KPMG LLP required by Independence Standard Board No. 1 and has discussed with KPMG LLP its independence; and

•	considered whether the provision of non-audit services as noted under Proposal Two is compatible with maintaining the independence of KPMG LLP, and has determined that such provision of non-audit services is compatible.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2004 Annual Report on Form 10-K.

THE AUDIT COMMITTEE

DAVID BELLUCK

DANIEL H. BERRY

CARL E. RING, JR.

AUBREY C. TOBEY

EXECUTIVE COMPENSATION

Executive Compensation Tables

Summary Compensation Table

The table below sets forth information for the three most recently completed years concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company who were serving as such at the end of the fiscal year ended December 31, 2004 (together, the “Named Executive Officers”):

		Annual Compensation				Long term compensation	All Other Compensation (1)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options
Paul F. McLaughlin Chairman and Chief Executive Officer	2004 2003 2002	$440,481 410,302 365,099	$180,000 — —	$	— — —	75,000 150,000 35,000	$11,852 18,702 6,211

Robert M. Loiterman Senior Vice President of Manufacturing and Engineering	2004 2003 2002	236,538 228,571 217,307	75,600 — —		— — —	30,000 55,000 12,500	9,352 9,569 5,832

Steven R. Roth Senior Vice President, Finance and Administration and Chief Financial Officer	2004 2003 2002	212,741 197,417 185,423	61,172 — —		— — —	25,000 45,000 10,000	10,314 10,192 5,779

Nathan H. Little Executive Vice President	2004 2003 2002	188,942 163,186 151,965	61,425 — —		— — —	35,000 100,000 15,000	8,263 8,841 2,314

Ajay Khanna Vice President of International Sales	2004 2003 2002	226,238 211,496 177,039	— — —		— — —	5,000 5,000 —	5,376 6,269 3,540

(1)	Amounts shown include (i) the following life insurance premiums paid by the Company for each executive officer in years 2002, 2003 and 2004, respectively: Mr. McLaughlin ($648, $702, and $702), Mr. Loiterman ($626, $686, and $702), Mr. Roth ($534, $593, and $664), Mr. Little ($439, $499, and $590) and Mr. Khanna ($452, $499, and $499); (ii) amounts contributed by the Company under the Company’s 401(k) Saving and Retirement Plan for years 2002, 2003 and 2004, respectively: Mr. McLaughlin ($5,563, $7,000, and $6,150), Mr. Loiterman ($5,206, $6,883, and $6,150), Mr. Roth ($5,245, $6,099, and $6,150), Mr. Little ($1,875, $5,091, and $5,173) and Mr. Khanna ($3,088, $5,770, and $4,877); and amounts paid by the Company for tax return preparation in years 2002, 2003 and 2004, respectively: Mr. McLaughlin ($0, $11,000, and $5,000), Mr. Loiterman ($0, $2,000, and $2,500), Mr. Roth ($0, $3,500, and $3,500), Mr. Little ($0, $3,250, and $2,500), and Mr. Khanna ($0, $0, and $0).

Option Grants

Option Grants in Last Year

The following table sets forth certain information with respect to stock option grants to the Named Executive Officers during the year ended December 31, 2004.

	# of Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2004	Exercise Price	Expiration Date
Name					5%	10%
Paul F. McLaughlin	75,000	21.82%	$26.20	1/28/2014	$1,235,350.12	$3,130,373.24
Robert M. Loiterman	30,000	8.73	26.20	1/28/2014	494,140.05	1,252,149.29
Steven R. Roth	25,000	7.27	26.20	1/28/2014	411,783.37	1,043,457.75
Nathan H. Little	35,000	10.18	26.20	1/28/2014	576,496.72	1,460,840.84
Ajay Khanna	5,000	1.45	26.20	1/28/2014	82,356.67	208,691.55

(1)	These options were granted pursuant to the Company’s 1999 Stock Plan. The option exercise prices were at the fair market value of the Company’s Common Stock on the date of grant. These options have terms of ten years and vest as follows: 20% of the shares subject to the option become exercisable twelve months after the date of grant and 1/60th of the shares subject to the option become exercisable each month thereafter.
(2)	Potential realizable values are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on SEC rules, applied for the entire ten-year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions, the option holders’ continued employment through the vesting period and the date of exercise and sale of the option shares. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company’s estimate of future stock price growth.

Option Exercises and Values

The following table sets forth information for the Named Executive Officers relating to the number and value of securities underlying exercisable and unexercisable options they held at December 31, 2004.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul F. McLaughlin	—	$—	314,582	225,418	$228,623.30	$120,876.70
Robert M. Loiterman	29,755	652,659.88	169,749	92,751	117,583.88	43,841.12
Steven R. Roth	—	—	138,518	74,751	104,033.88	35,540.85
Nathan H. Little	—	—	72,249	117,751	45,708.08	68,541.92
Ajay Khanna	—	—	50,429	9,918	290,073.45	2,343.84

(1)	Value of unexercised options is based on the last reported sale price of the Company’s Common Stock on the Nasdaq National Market of $17.17 per share on December 31, 2004 minus the exercise price.

Executive Officers

Set forth below is certain information regarding the executive officers of the Company and their ages as of March 31, 2005. Information relating to Paul F. McLaughlin is set forth above under the caption “PROPOSAL 1—ELECTION OF DIRECTORS—Nominees.”

Nathan H. Little, age 53, has served as the Company’s Executive Vice President since July 2004. From January 2003 to July 2004, Mr. Little served as the Company’s Senior Vice President of Operations. Mr. Little has been a Vice President since he joined the Company in May 2001. From 1997 to 2001, Mr. Little held the following positions for Philips Electronics North America: from 1999 to 2001 he served as Vice President, NPR Purchasing, from 1998 to 1999 he served as Director, Corporate Leveraging, and from 1997 to 1998 he served as Cluster Manager, NPR Purchasing. From 1993 to 1997, Mr. Little served as National Sales Manager for Philips Electronic Instruments Company. Mr. Little received a B.S. in Mechanical Engineering from Northwestern University, an M.S. in Mechanical Engineering from the University of Minnesota and an M.B.A. from Harvard University, Graduate School of Business. He is a Professional Engineer (PE) and a Certified Purchasing Manager (C.P.M.).

Robert M. Loiterman, age 45, has served as the Company’s Senior Vice President of Manufacturing and Engineering since July 2004. From January 2001 to July 2004, Mr. Loiterman served as the Company’s Senior Vice President of Technology and General Manager of Integrated Metrology. From 1996 to 2001, Mr. Loiterman served as Vice President of Engineering and prior to that Mr. Loiterman served as Director of Engineering. Mr. Loiterman has been with the Company for over 15 years. Mr. Loiterman holds a B.S. in Electrical Engineering from Rutgers University.

Steven R. Roth, age 44, has served as the Company’s Senior Vice President, Finance and Administration and Chief Financial Officer since February 2002. From September 1996 to February 2002, Mr. Roth served as the Company’s Vice President, Finance and Administration and Chief Financial Officer. From August 1991 to August 1996, Mr. Roth served as a Director of Corporate Finance for Bell Communications Research, now called Telcordia, a research and development company serving the telecommunications industry. Mr. Roth is a C.P.A. and holds a B.S. in Accounting from Villanova University.

George Collins, age 56, has served as the Company’s Vice President and General Manager of the Key Accounts Business Unit since January 2004. Mr. Collins also served as Vice President of Marketing from February 2002 through January 2004, and as Director of Marketing from April 1996 to February 2002. Before joining the Company, he served in Marketing and Sales roles in Topometrix, a manufacturer of scanning probe microsdopes, and in Finnigan MAT, a manufacturer of mass spectrometers, and was a research scientist for Stauffer Chemical Company. Mr. Collins received a B.S. in Chemistry from Thiel College, a Ph.D. from Rutgers University and an M.B.A. from Rutgers University.

Robert DiCrosta, age 57, has served as the Company’s Vice President of Global Customer Support since February 2002. From July 2000 to February 2002, Mr. DiCrosta served as the Director of Global Customer Support. Prior to that, he served in various positions in Customer Support and Finance with other high tech equipment manufacturers. Mr. DiCrosta received a B.S. in Marketing from the University of Bridgeport and an M.B.A. in Finance and International Finance from New York University.

Ajay Khanna, age 45, has served as the Company’s Vice President of International Sales since February 2002. From August 1996 to February 2002, Mr. Khanna served as the Director of International Sales. Prior to that, he served in various international sales positions and has been with the Company since 1986. Mr. Khanna received a B.S. in Electrical Engineering from Clarkson University and an M.B.A. from the University of Michigan Business School.

Robert A. Koch, age 43, has served as the Company’s Vice President and General Counsel since May 2003. From April 1986 to May 2003, Mr. Koch was employed by Howmedica Osteonics Corp., the orthopaedic implant subsidiary of Stryker Corporation, where he was their in-house counsel for 12 years and last served as their Director of Legal Affairs. Mr. Koch holds a B.S. in Chemical Engineering and an M.S. in Biomedical Engineering, both from Rutgers University. Mr. Koch earned his J.D. from Rutgers School of Law—Newark in 1991 and is admitted to practice in New Jersey and New York.

John R. Kurdock, age 60, has served as the Company’s Vice President of Manufacturing since January 2005 after serving as a consultant. From June 2003 to January 2005, Mr. Kurdock was an independent consultant specializing in the semiconductor capital equipment industry. From January 1997 to June 2003, Mr. Kurdock was the Vice President of Operations for Electro Scientific Industries, a semiconductor capital equipment manufacturer. Mr. Kurdock holds a B.S. in Mechanical Engineering from Carnegie Mellon University.

Employment Agreements and Change in Control Arrangements

In 2000, the Company entered into management agreements with Paul F. McLaughlin, Robert M. Loiterman, and Steven R. Roth. The management agreements with Mr. Loiterman and Mr. Roth provide for terms of one year with automatic renewals for additional one-year terms unless the Company or the executive deliver a notice of non-renewal to the other party. Mr. McLaughlin’s management agreement provides for an initial term of two years with automatic renewals for additional two-year terms. The management agreements with each of Messrs. Loiterman and Roth prohibit the executives from competing with the Company in any way or soliciting its employees during their terms of employment and for one year after termination of their employment. Mr. McLaughlin’s management agreement prohibits him from competing with the Company in any way or soliciting its employees during the term of his employment and for two years after termination of his employment.

The management agreements provide that if the Company terminates an executive’s employment without cause or if the executive terminates with good cause, the Company will be required to pay that executive his base salary for one year or two years in the case of Mr. McLaughlin. The agreements also provide that in the event of the termination of an executive’s employment upon a change in control, which results in the executive not being offered a management agreement on comparable terms, the executive will be entitled to receive his base salary for one year, or two years in the case of Mr. McLaughlin. In this context, a change of control would occur if, among other events, the Company was sold to an independent third party and that independent third party acquired enough of the Company’s stock to elect a majority of the Company’s Board of Directors, or that independent third party acquired all, or substantially all, of the Company’s assets.

COMPENSATION COMMITTEE REPORT

The information contained in the following report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

Introduction

The Compensation Committee of the Board of Directors was established in 1996 and is comprised solely of outside directors. In general, the Compensation Committee is responsible for reviewing and recommending for approval by the Board of Directors the Company’s compensation practices, including executive salary levels and variable compensation programs, both cash-based and equity-based. With respect to the compensation of the Company’s Chief Executive Officer, the Compensation Committee reviews and approves the various elements of the Chief Executive Officer’s compensation. With respect to other executive officers, the Compensation Committee reviews the recommendations for such individuals presented by the Chief Executive Officer and the bases therefor and approves or modifies the compensation packages for such individuals. Base salary levels for executive officers of the Company have been generally established at or near the start of each year, and final bonuses for executive officers have been determined at the end of each year based upon such individual’s performance and the performance of the Company.

Executive Compensation

The Company’s compensation program consists of two principal components: cash-based compensation, both fixed and variable, and equity-based compensation. These two principal components are intended to attract, retain, motivate and reward executives who are expected to manage both the short-term and long-term success of the Company.

The Compensation Committee uses several criteria in determining the Chief Executive Officer’s annual compensation, including the Company’s performance and comparable compensation packages of CEO’s in the industry. From time to time, the Company engages an independent consultant to perform a review of the Company’s overall executive compensation structure, including the CEO’s compensation. The results of such reviews are utilized by the Committee in establishing executive compensation levels.

Cash-based Compensation

The Compensation Committee believes that the annual cash compensation paid to executives should be commensurate with both the executive’s and the Company’s performance. For this reason, the Company’s executive cash compensation consists of base compensation (salary) and variable incentive compensation (annual bonus).

Base salaries for executive officers are established considering a number of factors, including the Company’s profitability; the executive’s individual performance and measurable contribution to the Company’s success; and pay levels of similar positions with comparable companies in the industry. The Compensation Committee supports the Company’s compensation philosophy of moderation for elements such as base salary and benefits. Base salary decisions are made as part of the Company’s formal annual review process.

An executive’s annual performance award generally depends on the financial performance of the Company relative to profit targets and the executive’s individual performance. These targets are reviewed at least annually to meet the changing nature of the Company’s business. The incentive portion is generally set at a higher percentage for more senior officers, with the result that such officers have a higher percentage of their potential total cash compensation at risk.

Equity-based Compensation

The Compensation Committee administers the Company’s 1999 Stock Plan pursuant to which employees and members of management, including the Company’s executive officers, may receive annual grants of incentive stock options, non-qualified stock options and/or restricted stock (collectively, “Grants”) as of the time of their reviews each year from a pool of shares set aside by the Compensation Committee. The purpose of the Grant program is to provide additional incentive to executives and other key employees of the Company to work to maximize long-term return to the Company’s stockholders. The allocation of the Grant pool, other than the shares allocated to the Chief Executive Officer and other than shares allocated in amounts of 10,000 or more per recipient, is recommended by the Chief Executive Officer for approval by the Compensation Committee. The allocation of shares from the Grant pool in amounts of 10,000 or less per recipient is made by the Chief Executive Officer and reviewed by the Board of Directors at the first Board meeting following such allocation. The allocation of shares from the option pool to the Chief Executive Officer is determined by the Compensation Committee. In awarding Grants to the executive officers, the Chief Executive Officer and the Compensation Committee consider a number of subjective factors, including the executive’s position and responsibilities at the Company, such executive’s individual performance, the number of options held (if any) and other factors that they may deem relevant. Grants generally vest over a five-year period to encourage holders to continue in the employ of the Company. The exercise price of stock option grants and the issuance price of restricted stock is the market price on the date of grant, ensuring that the Grant will acquire value only to the extent that the price of the Company’s Common Stock increases relative to the market price at the date of grant. In 2004, stock options to purchase an aggregate of 195,000 shares of Common Stock were granted to the executive officers.

Chief Executive Officer Compensation

The Compensation Committee generally uses the same factors and criteria described above for compensation decisions regarding the Chief Executive Officer. During 2004, Mr. McLaughlin received a base salary of $440,481 for serving as the Chief Executive Officer of the Company. Mr. McLaughlin earned a cash bonus of $180,000 in 2004. In 2004, the Compensation Committee also granted Mr. McLaughlin options to purchase an aggregate of 75,000 shares of the Company’s Common Stock.

Tax Deductibility of Executive Compensation

The Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Under this legislation, the Company may deduct such compensation with respect to any of these individuals only to the extent that during any year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). The Company’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company’s success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

Summary

The Compensation Committee believes that its compensation program to date has been fair and motivating, and has been successful in attracting and retaining qualified employees and in linking compensation directly to the Company’s success. The Compensation Committee intends to review this program on an ongoing basis to evaluate its continued effectiveness.

THE COMPENSATION COMMITTEE

DANIEL H. BERRY

PAUL CRAIG

CARL E. RING, JR.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Daniel H. Berry, Paul Craig and Carl E. Ring, Jr., none of whom has interlocking relationships as defined by the SEC.

COMPANY’S STOCK PERFORMANCE

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company’s Common Stock with the cumulative return of the Nasdaq Stock Market index and the RDG Semiconductor Index for the period commencing on December 31, 1999, and ending on December 31, 2004. The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

The graph assumes that $100 was invested on December 31, 1999 in the Company’s Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared or paid on the Company’s Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The Company operates on a 52-week calendar year. Under the assumptions stated above, over the period from December 31, 1999 to December 31, 2004 the total annual compound return on an investment in the Company would have been (12.51)%, as compared to (13.96)% for the Nasdaq Stock Market index and (12.70)% for the RDG Semiconductor index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG RUDOLPH TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE RDG SEMICONDUCTOR COMPOSITE INDEX

*	$100 invested on 12/31/99 in stock or index- including reinvestment of dividends. Fiscal year ending December 31.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Rudolph Technologies, Inc.	100.00	90.11	102.45	57.19	73.25	51.25
Nasdaq Stock Market (U.S.)	100.00	72.62	50.23	29.12	44.24	47.16
RDG Semiconductor Composite	100.00	74.97	65.57	33.13	62.41	50.72

SECURITY OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of the Company’s Common Stock as of March 31, 2005 (except as otherwise indicated), by: (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company’s directors, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

Beneficial Owner	Number of Shares (1)	Percentage (2)
Liberty Partners Holdings, 11, L.L.C.	2,688,040	15.94%
c/o Liberty Capital Partners, Inc. 1370 Avenue of the Americas New York, NY 10019
Mazama Capital Management, Inc.(3)	1,811,622	10.74%
One SW Columbia, Suite 1860 Portland, OR 97258
Wasatch Advisors, Inc.(4)	1,452,810	8.62%
150 Social Hall Avenue Salt Lake City, UT 84111
Paul F. McLaughlin	540,387	3.14%
Robert M. Loiterman	204,715	1.20%
Steven R. Roth	165,428	*
Nathan H. Little	96,613	*
Ajay Khanna	54,994	*
David Belluck	127,407	*
Daniel H. Berry	6,783	*
Paul Craig	185,285	1.10%
Thomas G. Greig(5)	2,688,040	15.94%
c/o Liberty Capital Partners, Inc. 1370 Avenue of the Americas New York, NY 10019
Carl E. Ring, Jr.	—	*
Richard F. Spanier(6)	66,939	*
Aubrey C. Tobey	2,000	*
All directors and executive officers as a group (sixteen persons)(7)	4,226,721	23.74%

*	Less than 1%.
(1)	Includes the number of shares subject to options which are exercisable within 60 days of March 31, 2005 by the following persons: Mr. McLaughlin, (362,916 shares), Mr. Loiterman (190,874 shares), Mr. Roth (155,184 shares), Mr. Little (94,499 shares), Mr. Khanna (52,596 shares), Mr. Berry (1,783 shares) and all directors and executive officers as a group (942,515 shares).
(2)	Applicable percentage ownership is based on 16,861,060 shares of Common Stock outstanding as of March 31, 2005. Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes shares as to which a person holds sole or shared voting or investment power. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted the address for the stockholders named in this table is c/o Rudolph Technologies, Inc., One Rudolph Road, Flanders, NJ 07836.

(3)	Information provided herein is based on the Schedule 13G that was filed on February 11, 2005 by Mazama Capital Management, Inc.
(4)	Information provided herein is based on the Schedule 13G/A that was filed on February 28, 2005 by Wasatch Advisors, Inc.
(5)	The number of shares of Common Stock beneficially owned by Mr. Greig consist of 2,688,040 shares of our Common Stock held by Liberty Partners Holdings 11, L.L.C. Liberty Partners, L.P. is the managing member of Liberty Partners Holdings 11, L.L.C. and PEB Associates, Inc. d/b/a Liberty Capital Partners, Inc. is the general partner of Liberty Partners, L.P. Mr. Greig is an officer, director and shareholder of Liberty Capital Partners, Inc. Mr. Greig disclaims beneficial ownership of all shares to the extent it exceeds his pecuniary interest in the securities.
(6)	Includes 4,860 shares held by Dr. Spanier’s wife.
(7)	The number of shares of Common Stock beneficially owned by our directors and executive officers as a group includes 2,688,040 shares of our Common Stock held by Liberty Partners Holdings 11, L.L.C.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to the Company’s equity compensation plans as of December 31, 2004.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,737,719	$22.55	1,585,721
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	2,737,719	$22.55	1,585,721

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the year ended December 31, 2004, all officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements, except as follows: (i) each of Daniel H. Berry, Carl E. Ring, Jr. and Aubrey C. Tobey filed a late Form 4 with respect to a stock option grant in July 2004 and (ii) David Belluck filed late Form 4’s with respect to three transactions in May 2004, one transaction in August 2004 and six transactions in November 2004.

OTHER MATTERS

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN R. ROTH

Secretary

Dated: April 25, 2005

Please Detach and Mail in the Envelope Provided

Annual Meeting of Stockholders

RUDOLPH TECHNOLOGIES, INC.

May 24, 2005

Ú  Please Detach and Mail in the Envelope Provided  Ú

RUDOLPH TECHNOLOGIES, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS OF RUDOLPH TECHNOLOGIES, INC.

The undersigned hereby constitutes and appoints David Belluck and Daniel H. Berry, or either of them, as and for his proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of Common Stock of Rudolph Technologies, Inc. held of record by the undersigned on April 7, 2005, at the Annual Meeting of Stockholders of Rudolph Technologies, Inc. to be held on Tuesday, May 24, 2005 and at any and all adjournments thereof as follows:

(Continued and to be signed on reverse side.)

Ú  Please Detach and Mail in the Envelope Provided  Ú

A ☒	Please mark your votes as in this example

	FOR all nominees listed at right (except as marked to the contrary below)	WITHOUT AUTHORITY to vote for all nominees listed at right
1. ELECTION OF DIRECTORS	☐	☐	Nominees: David Belluck Aubrey C. Tobey	2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. FOR AGAINST ABSTAIN ☐ ☐ ☐

To withhold authority to vote for any individual write that nominee’s name in the space provided below:
3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

		Dated	, 2005
Signature of stockholder	Signature if held jointly

Note:	Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.